Exhibit 99.1

The New York Times Company Reports 2016 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 2, 2017--The New York Times Company (NYSE:NYT) announced today fourth-quarter 2016 diluted earnings per share from continuing operations of $.24 compared with diluted earnings per share of $.31 in the same period of 2015. Adjusted diluted earnings per share from continuing operations (defined below) were $.30 in the fourth quarter of 2016 compared with $.37 in the fourth quarter of 2015.

Operating profit decreased to $55.6 million in the fourth quarter of 2016 from $87.7 million in the same period of 2015. The decline was largely driven by a pension settlement charge, lower print advertising revenues and higher costs, which were partially offset by higher circulation revenues. Adjusted operating profit (defined below) was $95.7 million in the fourth quarter of 2016 compared with $117.7 million in the fourth quarter of 2015.

For the full year of 2016, the Company had an operating profit of $101.6 million compared with $136.6 million in 2015, with the decrease mainly driven by lower print advertising revenue and higher costs. Adjusted operating profit in 2016 was $240.9 million compared with $289.0 million in 2015.

“The continued excellence of our journalism and our consumer-first focus led to incredible strength in our circulation business, both in the fourth quarter and for the full year,” said Mark Thompson, president and chief executive officer, The New York Times Company. “As of today, we have passed the 3 million paid subscription mark (print and digital), a significant milestone.

“In Q4, we added 276,000 net new digital news subscriptions, the single best quarter since 2011, the year the pay model launched. With the rate of growth accelerating over the past year, we believe that there is further opportunity to significantly extend our subscription reach, both in the U.S. and around the world.

“As we said we would, we returned to double-digit digital advertising growth in the second half of 2016. In Q4, we were up 11 percent year-over-year from solid performances in smartphone, marketing services, branded content and programmatic advertising, with growth in these businesses more than making up for stress on the legacy parts of digital advertising. We continue to experience significant headwinds in print advertising, but the robustness of our consumer business, which we expect will continue, provides a strong counter balance to these market challenges. We will remain focused on our legacy cost base while continuing to invest in digital growth and innovation.”

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2016 to the fourth quarter of 2015.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Fourth-quarter 2016 results included the following special items:

  A $21.3 million pension settlement charge ($12.8 million after tax or $.08 per share) in connection with a lump-sum payment offer to certain former employees.
  A $3.9 million gain ($2.4 million after tax or $.01 per share) related to the sale of assets of a paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary.
  A $3.8 million income tax benefit ($.02 per share) primarily due to a reduction in the Company’s reserve for uncertain tax positions.

Fourth-quarter 2015 results included the following special item:

  A $4.4 million charge ($2.6 million after tax or $.02 per share) for a partial withdrawal obligation under a multiemployer pension plan.

The Company had severance costs of $0.6 million ($0.3 million after tax or $.00 per share) and $2.7 million ($1.6 million after tax or $0.01 per share) in the fourth quarters of 2016 and 2015, respectively.

Results from Continuing Operations

Revenues
Total revenues for the fourth quarter of 2016 decreased 1.1 percent to $439.7 million from $444.7 million in the fourth quarter of 2015. Circulation revenues increased 5.0 percent, while advertising revenues declined 9.7 percent and other revenues increased 16.2 percent.

Circulation revenues in the fourth quarter of 2016 rose as revenues from the Company’s digital subscription initiatives and the 2016 increase in home-delivery prices at The New York Times newspaper more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscriptions (which includes news product and Crossword product subscriptions) increased 21.9 percent compared with the fourth quarter of 2015, to $63.7 million. Circulation revenue from digital-only subscriptions to our news products increased 21.2 percent to $61.1 million.

Paid digital-only subscriptions totaled approximately 1,853,000 as of the end of the fourth quarter of 2016, a net increase of 296,000 subscriptions compared to the end of the third quarter of 2016 and a 45.9 percent increase compared to the end of the fourth quarter of 2015. Of the 296,000 additions, 276,000 came from the Company’s digital news products, while the remainder came from the Company’s Crossword product.

For the full year of 2016, the Company added 583,000 net digital-only subscriptions and circulation revenue from digital-only subscriptions increased 17.0 percent to $232.8 million. Of the 583,000 additions, 514,000 came from the Company’s digital news products, while the remainder came from the Company’s Crossword product.

Fourth-quarter print advertising revenue decreased 20.4 percent while digital advertising revenue increased 10.9 percent. Digital advertising revenue was $77.6 million, or 41.9 percent of total Company advertising revenues, compared with $69.9 million, or 34.1 percent, in the fourth quarter of 2015. The decrease in print advertising revenues resulted primarily from a decline in display advertising. The increase in digital advertising revenues primarily reflected increases in revenue from our mobile platform, our programmatic buying channels and branded content, partially offset by a decrease in traditional website display advertising.

For the full year of 2016, print advertising revenue decreased 15.8 percent, while digital advertising revenue increased 5.9 percent. Digital advertising revenue was $208.8 million in 2016 compared with $197.1 million in 2015.

Other revenues rose 16.2 percent in the fourth quarter largely due to referral revenue associated with the product review and recommendation websites, The Wirecutter and The Sweethome, which the Company acquired in October 2016.

Operating Costs
Operating costs increased in the fourth quarter of 2016 to $362.8 million compared with $352.7 million in the fourth quarter of 2015, largely due to higher marketing, advertising, newsroom and technology costs, which were partially offset by lower print production and distribution costs as well as lower non-operating retirement and severance costs. Adjusted operating costs increased to $344.0 million from $326.9 million in the fourth quarter of 2015 as savings in print production and distribution were offset by higher marketing, advertising, newsroom and technology costs.

Non-operating retirement costs, which exclude special items, decreased to $2.5 million from $7.5 million in the fourth quarter of 2015, driven by a change in the methodology of calculating the discount rate applied to retirement costs. The exhibits in this release include the detail of non-operating retirement costs.

Raw materials costs decreased to $19.2 million compared with $20.2 million in the fourth quarter largely due to volume declines.

Other Data

Interest Expense, net
Interest expense, net was flat in the fourth quarter of 2016 at $7.9 million compared with $8.0 million in the fourth quarter of 2015.

Income Taxes
The Company had income tax expense of $13.4 million in the fourth quarter of 2016 compared to $28.0 million in the fourth quarter of 2015. The decrease in income tax expense was primarily due to lower income from continuing operations in the fourth quarter of 2016.

The Company had income tax expense of $4.4 million for the full year 2016 and $33.9 million for the full year 2015. The decrease in income tax expense was primarily due to lower income from continuing operations in 2016.

Discontinued Operations
In the fourth quarter of 2016, the Company recorded a charge of $3.7 million ($2.3 million after tax) in connection with the settlement of litigation involving NEMG T&G, Inc., a subsidiary of the Company (“T&G”). T&G was a part of the New England Media Group (“NEMG”), which the Company sold in 2013.

Liquidity
As of December 25, 2016, the Company had cash and marketable securities of approximately $737.5 million (excluding restricted cash of approximately $24.9 million, the majority of which is set aside to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $247.0 million. During the fourth quarter of 2016, the Company repaid, at maturity, the remaining $189.2 million principal amount of its 6.625 percent senior notes.

Capital Expenditures
Capital expenditures totaled approximately $9 million in the fourth quarter of 2016 and approximately $26 million for the full year of 2016.

Outlook
Total circulation revenues in the first quarter of 2017 are expected to increase approximately 6 percent compared to the first quarter of 2016.

Total advertising revenues in the first quarter of 2017 are expected to decrease in the high-single digits compared to the first quarter of 2016.

Operating costs and adjusted operating costs are expected to increase in the mid- to high-single digits in the first quarter of 2017 compared with the first quarter of 2016.

Conference Call Information
The Company’s fourth-quarter 2016 earnings conference call will be held on Thursday, February 2 at 11:00 a.m. E.T. Participants can pre-register for the telephone conference at dpregister.com/10098446. To access the call without pre-registration, dial 866-777-2509 (in the U.S.) or 412-317-5413 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, February 16. The passcode is 10098446.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s circulation and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2015. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Fourth Quarter			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Revenues
Circulation (a)	$225,970	$215,164	5.0%	$880,543	$851,790	3.4%
Advertising(b)	184,999	204,846	-9.7%	580,732	638,709	-9.1%
Other(c)	28,681	24,676	16.2%	94,067	88,716	6.0%
Total revenues	439,650	444,686	-1.1%	1,555,342	1,579,215	-1.5%
Operating costs
Production costs	160,909	156,372	2.9%	628,104	617,812	1.7%
Selling, general and administrative costs	186,172	180,717	3.0%	721,083	713,837	1.0%
Depreciation and amortization	15,720	15,574	0.9%	61,723	61,597	0.2%
Total operating costs	362,801	352,663	2.9%	1,410,910	1,393,246	1.3%
Restructuring charge (d)	—	—	*	14,804	—	*
Multiemployer pension withdrawal expense(e)	—	4,358	*	6,730	9,055	-25.7%
Pension settlement charge(f)	21,294	—	*	21,294	40,329	-47.2%
Operating profit	55,555	87,665	-36.6%	101,604	136,585	-25.6%
Income/(loss) from joint ventures (g)	5,572	(25)	*	(36,273)	(783)	*
Interest expense, net	7,850	7,955	-1.3%	34,805	39,050	-10.9%
Income from continuing operations before income taxes	53,277	79,685	-33.1%	30,526	96,752	-68.4%
Income tax expense	13,377	28,006	-52.2%	4,421	33,910	-87.0%
Income from continuing operations	39,900	51,679	-22.8%	26,105	62,842	-58.5%
Loss from discontinued operations, net of income taxes (h)	(2,273)	—	*	(2,273)	—	*
Net income	37,627	51,679	-27.2%	23,832	62,842	-62.1%
Net (loss)/income attributable to the noncontrolling interest	(483)	14	*	5,236	404	*
Net income attributable to The New York Times Company common stockholders	$37,144	$51,693	-28.1%	$29,068	$63,246	-54.0%
Average number of common shares outstanding:
Basic	161,235	162,179	-0.6%	161,128	164,390	-2.0%
Diluted	162,862	164,128	-0.8%	162,817	166,423	-2.2%
Basic earnings/(loss) per share attributable to The New York Times Company common stockholders
Income from continuing operations	$0.24	$0.32	-25.0%	$0.19	$0.38	-50.0%
Loss from discontinued operations, net of income taxes	(0.01)	—	*	(0.01)	—	*
Net income	$0.23	$0.32	-28.1%	$0.18	$0.38	-52.6%
Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders
Income from continuing operations	$0.24	$0.31	-22.6%	$0.19	$0.38	-50.0%
Loss from discontinued operations, net of income taxes	(0.01)	—	*	(0.01)	—	*
Net income	$0.23	$0.31	-25.8%	$0.18	$0.38	-52.6%
Dividends declared per share	$0.04	$0.04	*	$0.16	$0.16	*
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)
(a)	In the first quarter of 2016, the Company reclassified the subscription revenue from its Crossword product, including prior period information, into circulation revenues from other revenues. The following tables summarize 2016 and 2015 digital-only subscription revenues reflecting this reclassification:
		2016
		Fourth Quarter	% Change vs. 2015	Twelve Months	% Change vs. 2015
Digital-only subscription revenues:
Digital-only news product subscription revenues		$61,115	21.2%	$223,459	16.0%
Digital Crossword product subscription revenues		2,591	39.1%	9,369	49.0%
Total digital-only subscription revenues		$63,706	21.9%	$232,828	17.0%

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Digital-only subscription revenues:
Digital-only news product subscription revenues	$46,127	$47,465	$48,656	$50,409	$192,657
Digital Crossword product subscription revenues	1,323	1,470	1,630	1,863	6,286
Total digital-only subscription revenues	$47,450	$48,935	$50,286	$52,272	$198,943

Consistent with this reclassification, the Company also adjusted the number of digital-only subscriptions to include Crossword product subscriptions. The following tables summarize 2016 and 2015 digital-only subscriptions:
			2016
			December 25, 2016	% Change vs. 2015
Digital-only subscriptions:
Digital-only news product subscriptions			1,608	47.0%
Digital Crossword product subscriptions			245	39.2%
Total digital-only subscriptions			1,853	45.9%

	2015
	March 29, 2015	June 28, 2015	September 27, 2015	December 27, 2015
Digital-only subscriptions:
Digital-only news product subscriptions	957	990	1,041	1,094
Digital Crossword product subscriptions	142	145	159	176
Total digital-only subscriptions	1,099	1,135	1,200	1,270

THE NEW YORK TIMES COMPANY FOOTNOTES (Amounts in thousands)

(b)	The following table summarizes advertising revenues by category in the fourth quarter and twelve months of 2016:
		2016
		Fourth Quarter	% Change vs. 2015	Twelve Months	% Change vs. 2015
	Display	$163,841	-11.6%	$517,197	-10.7%
	Classified	7,010	-17.4%	29,902	-13.4%
	Other advertising	14,148	27.7%	33,633	34.5%
	Total advertising	$184,999	-9.7%	$580,732	-9.1%

(c)	Other revenues consist primarily of revenues from affiliate referrals, news services/syndication, digital archives, rental income, our NYT Live business and e-commerce.

(d)	In the third and second quarters of 2016, the Company recorded charges totaling $14.8 million in connection with the streamlining of its international print operations (primarily consisting of severance costs).

(e)	In the second quarter of 2016, the Company recorded an $11.7 million charge for a partial withdrawal obligation under a multiemployer pension plan following an unfavorable arbitration decision, $5.0 million of which was reimbursed to the Company in the third quarter of 2016. During 2015, the Company recorded charges for partial withdrawal obligations under a multiemployer pension plan of $4.7 million in the first quarter of 2015 and $4.4 million in the fourth quarter of 2015.

(f)	In the fourth quarter of 2016 and the first quarter of 2015, the Company recorded pension settlement charges of $21.3 and $40.3 million, respectively, in connection with lump sum payment offers to certain former employees.

(g)	In the first nine months of 2016, the Company recorded a $43.5 million loss from joint ventures, related to the announced closure of a paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary. Subsequently, in the fourth quarter of 2016. the Company recorded a $3.9 million gain from the sale of assets at the paper mill.

(h)	In the fourth quarter of 2016, the Company recorded a charge of $3.7 million ($2.3 million after tax) in connection with the settlement of litigation involving T&G, a subsidiary of the Company. T&G was a part of NEMG, which the Company sold in 2013.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Fourth Quarter			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Diluted earnings per share from continuing operations	$0.24	$0.31	-22.6%	$0.19	$0.38	-50.0%
Add:
Severance	—	0.02	*	0.12	0.04	*
Non-operating retirement costs	0.02	0.05	-60.0%	0.10	0.21	-52.4%
Special items:
(Gain)/loss in joint ventures, net of tax and noncontrolling interest	(0.02)	—	*	0.18	—	*
Pension settlement charge	0.13	—	*	0.13	0.24	-45.8%
Restructuring charge	—	—	*	0.09	—	*
Multiemployer pension plan withdrawal expense	—	0.03	*	0.04	0.05	-20.0%
Reduction in uncertain tax positions	(0.02)	—	*	(0.02)	—	*
Income tax expense of special items	(0.05)	(0.04)	25.0%	(0.26)	(0.22)	18.2%
Adjusted diluted earnings per share from continuing operations (1)	$0.30	$0.37	-18.9%	$0.57	$0.71	-19.7%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Fourth Quarter			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Operating profit	$55,555	$87,665	-36.6%	$101,604	$136,585	-25.6%
Add:
Depreciation & amortization	15,720	15,574	0.9%	61,723	61,597	0.2%
Severance	566	2,686	-78.9%	18,829	7,035	*
Non-operating retirement costs	2,531	7,454	-66.0%	15,880	34,383	-53.8%
Special items:
Restructuring charge	—	—	*	14,804	—	*
Multiemployer pension plan withdrawal expense	—	4,358	*	6,730	9,055	-25.7%
Pension settlement charge	21,294	—	*	21,294	40,329	-47.2%
Adjusted operating profit	$95,666	$117,737	-18.7%	$240,864	$288,984	-16.7%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Fourth Quarter			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Operating costs	$362,801	$352,663	2.9%	$1,410,910	$1,393,246	1.3%
Less:
Depreciation & amortization	15,720	15,574	0.9%	61,723	61,597	0.2%
Severance	566	2,686	-78.9%	18,829	7,035	*
Non-operating retirement costs	2,531	7,454	-66.0%	15,880	34,383	-53.8%
Adjusted operating costs	$343,984	$326,949	5.2%	$1,314,478	$1,290,231	1.9%

Components of non-operating retirement costs (1)

	Fourth Quarter			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Pension:
Interest cost	$18,643	$21,124	-11.7%	$74,465	$84,596	-12.0%
Expected return on plan assets	(27,790)	(28,822)	-3.6%	(111,159)	(115,261)	-3.6%
Amortization and other costs	8,123	9,358	-13.2%	32,489	41,523	-21.8%
Non-operating pension costs	(1,024)	1,660	*	(4,205)	10,858	*
Other postretirement benefits:
Interest cost	495	729	-32.1%	1,980	2,794	-29.1%
Amortization and other costs	1,026	1,288	-20.3%	4,104	5,197	-21.0%
Non-operating other postretirement benefits costs	1,521	2,017	-24.6%	6,084	7,991	-23.9%
Expenses associated with multiemployer pension plan withdrawal obligations	2,034	3,777	-46.1%	14,001	15,534	-9.9%
Total non-operating retirement costs	$2,531	$7,454	-66.0%	$15,880	$34,383	-53.8%
(1) Components of non-operating retirement costs do not include special items
* Represents a change equal to or in excess of 100% or not meaningful.

CONTACT:
The New York Times Company
For Media:
Eileen Murphy, 212-556-1982
eileen.murphy@nytimes.com
or
For Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com